Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Organization	Assumed Names
Noble Metal Processing-Ohio, LLC	Michigan
Noble Silao de Mexico, S. de R.L. de C.V.+	Mexico
Noble Summit Metal Processing de Mexico, S. de R.L. de C.V.++	Mexico
Noble Metal Processing Holding, S. de R.L. de C.V.	Mexico
Noble Tube Technologies, LLC	Michigan
Noble Metal Processing-Australia Pty. Ltd.	Australia
Prototech Laser Welding, Inc.	Michigan	LWI Laser Welding International
Noble Advanced Technologies, Inc.	Michigan
Noble Metal Processing, Inc.	Michigan
Noble Land Holdings, Inc.	Michigan
Noble Manufacturing Group, Inc.	Michigan
Noble Metal Processing Canada, Inc.	Canada
Noble Metal Processing-Kentucky, GP	Michigan
Noble Logistic Services, Inc.	Michigan
Central Transportation & Delivery, Inc.	Delaware
Noble Construction Equipment, Inc.	Tennessee
Noble Components & Systems, Inc.	Michigan
Noble Logistic Services, Inc.	California
Pullman Industries, Inc.	Michigan
Pullman Industries of Indiana, Inc.	Indiana
Pullman Investments, LLC	Delaware
Pullman AG, Zug	Switzerland
Pullman de Mexico S.A. de C.V.	Mexico
Pullman de Queretero S.A. de C.V.	Mexico
Pullman de Puebla S.A. de C.V.	Mexico
Pullman Administración S.A. de C.V.	Mexico
WLP Properties, S. de R.L. de C.V.	Mexico
Noble Swiss Holdings, LLC	Michigan
Noble Holdings International, LLC	Michigan
Noble Metal Processing Asia Limited	Hong Kong
WISCO Noble (Wuhan) Laser Welding Technology Co. Ltd.+++	China

+	Subsidiary owned 99% by Noble Summit Metal processing de Mexico, S. de R.L. de C.V. and 1% by Noble Manufacturing Group, Inc.
++	Subsidiary owned 51% by Noble Metal Processing Holding, S. de R.L. de C.V. and 49% by Sumitomo Corporation and certain of its affiliates
+++	Subsidiary owned 50% by Noble Metal Processing Asia Limited and 50% by WISCO Jiangbei Steel Processing and Logistics Co., Ltd.